HLM DESIGN, INC.
                             NOTE PURCHASE AGREEMENT

                  This Note Purchase Agreement ("Agreement") is entered into as of the 30th day of May, 1997, by and between HLM DESIGN, INC. ("Seller"), a Delaware corporation; and HANSEN LIND MEYER INC. ("Hansen Lind"), an Iowa corporation, and BBH Corp. ("BBH"), a Delaware corporation (Hansen Lind and BBH being collectively referred to herein as "Guarantor"); and PACIFIC CAPITAL, L.P. ("Pacific"), a Delaware limited partnership, and EQUITAS, L.P. ("Equitas"), a Delaware limited partnership (Pacific and Equitas being sometimes referred to herein, each as "Purchaser," and collectively as "Purchasers").


                               W I T N E S E T H:

                  WHEREAS, Seller has agreed to sell to Purchasers, and Purchasers have agreed to purchase from Seller, certain Promissory Notes of even date herewith evidencing indebtedness owed by Seller to the Purchasers in the aggregate amount of $2,000,000.00, on certain terms and conditions as set forth in this Note Purchase Agreement;

                  WHEREAS, concurrently with the purchase of the Notes, Seller shall extend credit to BBH in the amount of $3,200,000.00 to fund BBH's obligations pursuant to the Merger Transaction (as defined herein) whereby BBH will merge with and into Hansen Lind, with Hansen Lind being the surviving entity;

                  WHEREAS, one condition to each Purchaser's agreement to purchase the respective Notes from Seller is that Purchasers, Seller and Guarantor must enter into a comprehensive agreement setting forth the terms and conditions of such purchase; and

                  WHEREAS, another condition to each Purchaser's agreement to purchase the respective Notes from Seller is that Guarantor, which will directly benefit from Purchasers' extension of credit to Seller, execute a guaranty in favor of Purchasers.

                  NOW, THEREFORE, as an inducement to cause Purchasers to purchase the Notes from Seller, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, it is agreed as follows:

                                I. NOTE PURCHASE

                  1.1. Sale and Purchase of Note. The Seller hereby transfers and sells to each Purchaser, and each Purchaser hereby accepts and purchases from the Seller, the respective promissory notes at the respective purchase prices set forth below:

                  (A) Promissory Note of even date herewith in the original principal amount of $1,200,000 made payable to Pacific, in the form attached hereto as Exhibit A- 1 (together with any amendments, modifications, extensions or renewals thereof, the "Pacific Note") to be purchased for a purchase price of $1,188,000; and

                  (B) Promissory Note of even date herewith in the original principal amount of $800,000 made payable to Equitas, in the form attached hereto as Exhibit A-2 (together with any amendments, modifications, extensions or renewals thereof, the "Equitas Note") to be purchased for a purchase price of $792,000;

(the Pacific Note and the Equitas Note being collectively referred to herein as the "Notes").

                  1.2. Prepayment. Prepayment of principal or accrued interest under the Notes may be made, in whole or in part, at any time without penalty. Any such prepayments shall be made concurrently to each Purchaser in proportion to each Purchaser's pro rata share of the original principal amount advanced to Seller hereunder.

                  1.3. Use of Proceeds. The proceeds of the sale of the Notes shall be used by Seller for funding Seller's loan to BBH in the approximate principal amount of $3,200,000 pursuant to a promissory note made by BBH payable to the order of Seller in form and substance satisfactory to Purchasers (the "Affiliate Note"), which proceeds shall be used by BBH to fund its payment obligations pursuant to that certain Merger Agreement dated as of April 3, 1997 by and between BBH and Hansen Lind (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, BBH shall merge with and into Hansen Lind, with Hansen Lind being the surviving entity (the "Merger Transaction"). Purchasers will conduct a review of Seller's business records and operations within 30 days after closing to verify the appropriate use of the proceeds of the sale of the Notes and may require Seller to provide certifications or such other assurances with respect thereto as Purchasers may determine in their discretion.

                  1.4. Definition of Secured Indebtedness. As used herein, "Secured Indebtedness" shall mean all present and future debts and other obligations of Seller to Purchasers under this Agreement and the indebtedness and obligations evidenced by the Notes, and all modifications, extensions and renewals thereof.

                            II. CONDITIONS TO CLOSING

                  2.1. Documents. Concurrently with the execution hereof, in connection with the sale of the Notes, Seller shall deliver to Purchasers the following documents (the "Transaction Documents"), in form and substance acceptable to Purchasers:

                  (a)      This Agreement;

                  (b)      The Notes, each executed by Seller;


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                  (c)      Security Agreement executed by Seller covering all of
                           Seller's personal property and fixtures;


                  (d) Collateral Assignment of Promissory Note executed by Seller, together with original Affiliate Note made by BBH payable to the order of Seller, which promissory note shall be duly endorsed by Seller to Purchasers for collateral security;

                  (e) Collateral Assignment of Contract Rights executed by Seller (with respect to the management agreements), together with copies of the management agreements;

                  (f)      Guaranty executed by Guarantor;

                  (g) Collateral Assignment of Life Insurance on Vernon Brannon in the amount of $1,000,000.00 and, within 30 days after Closing, a Collateral Assignment of Life Insurance on Joe Harris in the amount of $2,000,000.00;

                  (h) Noncompetition Agreements executed by each of Joe Harris and Vernon Brannon (referred to herein, respectively, as the "Harris Noncompete" and the "Brannon Noncompete");

                  (i) Personal Guaranty executed by Joe Harris (the "Harris Guaranty");

                  (j) Personal Guaranty executed by Vernon Brannon (the "Brannon Guaranty");

                  (k)      The Warrants as described in Section 3.1 hereof;

                  (l)      Registration Rights Agreement;

                  (m) Form of shareholders' agreement to be agreed to by shareholders of HLM Design, Inc., Purchasers, Clay Caroland and Shannon LeRoy, within 45 days following Closing, and subject to further amendment and modification to the satisfaction of Purchasers, Clay Caroland and Shannon LeRoy following Closing as provided herein;

                  (n) UCC-1 Financing Statements/Negative Pledge Agreements to be filed in such jurisdictions as Purchasers may require;

                  (o) Small Business Administration Forms 1031 Portfolio Financing Report Form, 480 Size Status Declaration and 652-D Assurance of Compliance; and

                  (p) Legal Opinion delivered by counsel for Seller in form and substance acceptable to Purchasers.



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                  2.2. Other Closing Items. Concurrently with, or prior to, the execution hereof, Seller shall also provide Purchasers with the following documents and items, in form and substance acceptable to Purchasers:

                  (a) UCC-11, Judgment and Tax Lien Searches for Seller and for Guarantor.

                  (b) If requested by Purchasers, Certificates of Insurance insuring Seller's assets naming Purchasers as Loss Payee/Insured Mortgagee accompanied by a detailed listing of and copies of all insurance policies on Seller's assets and facilities.

                  (c) Certified copy of Seller's Articles of Incorporation issued by the Secretary of State of Delaware.

                  (d) Certificate of Seller's Good Standing and Qualification to do Business under Delaware law issued by the Secretary of State of Delaware, and in all other states in which Seller does business.

                  (e) Copy of Seller's current By-laws, certified by Seller's corporate secretary.

                  (f) Certified copy of Resolutions of Seller's Board of Directors authorizing a named officer of Seller to enter into this Agreement and to execute all related documents on Seller's behalf.

                  (g) Certified copy of Hansen Lind and BBH's Articles of Incorporation/Charter.

                  (h) Certificate of Hansen Lind's and BBH's Good Standing and Qualification to do Business under the law in which it was incorporated , and in all other states in which Guarantor does business.

                  (i) Copy of Hansen Lind's and BBH's current By-laws, certified by Guarantor's corporate secretary.

                  (j) Certified copy of Resolutions of Hansen Lind's and Guarantor's Board of Directors authorizing a named officer of Guarantor to enter into the Agreement and to execute all related documents on Guarantor's behalf.

                  (k) Merger documentation and diligence with respect to the Merger Transaction, including a copy of merger agreement, articles of merger and evidence that the merger agreement was duly authorized and approved, and consummation of the transactions contemplated thereby, are not in conflict with, or in contravention with or violation of any law, regulation or agreement binding upon the parties thereto, in such form and substance satisfactory to Purchasers;


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                  (l)      Payoff instructions and amounts with respect to the
                           BBH's funding obligations pursuant to the Merger Agreement;

                  (m) Processing Fee in the amount of $40,000.00 plus attorneys' fees for Boult, Cumming, Conners, & Berry, PLC and related expenses;

                  (n) A pro forma balance sheet of the Seller and Guarantor reflecting all of the transactions contemplated above, including the Merger, issuance of the Affiliate Note and the purchase of the Notes; and

                  (o) Closing Statement listing disbursements for all closing expenses;

                  (p) Such other and further documentation as Purchaser may require.

                  2.3. Completion of Due Diligence. As a condition to closing the transactions referenced herein, including the purchase of the Notes, Purchasers must have completed their due diligence review of Seller and Guarantor with the results of such review being satisfactory to Purchasers in their sole discretion.

                  2.4. Additional Conditions to Closing. Concurrently with the execution hereof, the following additional conditions must be satisfied, in form and substance acceptable to Purchasers:

                  (a) Purchasers shall have approved the management agreements to be in force as of Closing between (i) Seller and Hansen Lind, and (ii) Seller and HLM of North Carolina, P.C. (collectively, the "Related Party Management Agreements"), subject to further amendment and modification to the satisfaction of Purchasers following Closing as provided herein;

                  (b) Purchasers shall have approved and executed Intercreditor Agreement among themselves;

                  (c) Payoff of any and all indebtedness of Guarantor to Firstar Bank of Iowa, N.A. ("Firstar") together with applicable release documentation and UCC termination statements, including releases of any liens, security interests or encumbrances by Firstar against the assets of Guarantor;

                  (d) All necessary consents and approvals shall have been obtained, including any necessary consents or requirements by Berthel Fisher & Company Leasing, Inc. ("Berthel Leasing") with respect to the sale-leaseback arrangement between Berthel Leasing and Guarantor;

                  (e) All Purchasers shall have approved the aforementioned sale-leaseback arrangement between Berthel Leasing and Guarantor, and the documentation thereof, and said transaction shall be consummated as of Closing;

                  (f) All Purchasers shall have approved the extension of credit by First Charter Bank to Seller in an amount not to exceed $1,000,000, and the guarantee of such indebtedness by Guarantor secured by the accounts of Guarantor, and the documentation thereof, and said transaction shall be consummated as of Closing;

                  (g) The Merger Transaction shall be consummated according to the terms and conditions of the Merger Agreement.

                            III. EQUITY PARTICIPATION

                  3.1. Stock Purchase Warrant. For a total purchase price of $20,000.00, Seller shall issue to Purchasers and their designees, concurrently with the Closing, common stock purchase warrants (the "Stock Purchase Warrants" or "Warrants") in substantially the same form of the Stock Purchase Warrant attached hereto as Exhibit B, with respect to a total of initially 14,372 shares of common capital stock of the Seller. Pursuant to applicable state law and the applicable provisions of Title 13, Code of Federal Regulations, the value of the Stock Purchase Warrants shall be deemed an equity participation and shall not be characterized as interest, loan charges, commitment fees or brokerage commissions.

                          IV. WARRANTIES AND COVENANTS

                  Seller and Guarantor hereby jointly and severally represent, warrant and covenant to Purchasers as follows:

                  4.1. Capacity. Seller warrants that it is and shall remain a duly organized Delaware corporation in good standing under the laws of Delaware, and that Seller is and shall remain duly qualified to do business in each other state in which qualification is necessary, except where failure to so qualify would not have a material adverse effect on Seller's business or financial condition. Hansen Lind warrants that it is and shall remain a duly organized Iowa corporation in good standing under the laws of Iowa, and that Hansen Lind is and shall remain duly qualified to do business in Iowa, and the states of California, Colorado, Virginia, Pennsylvania, Illinois and Florida, and each other state in which qualification is necessary, except where failure to so qualify would not have a material adverse effect on Hansen Lind's business or financial condition. BBH warrants that it is a duly organized Delaware corporation in good standing under the laws of Delaware, and that BBH is duly qualified to do business in each state in which qualification is necessary, except where failure to so qualify would not have a material adverse effect on BBH's business or financial condition. Seller and Guarantor further warrants that each of its subsidiaries, if any, are in good standing and qualified to do business in their respective states of incorporation and states in which they do business. Seller and Guarantor each have all requisite power and authority to own and operate their respective properties and assets and to carry on their respective businesses as presently conducted and as proposed to be conducted. Seller and Guarantor warrant that their execution, delivery and performance under this Agreement and all related documents are permitted under and will not violate any provision of Seller's or Guarantor's Charter or By-Laws. Seller and Guarantor further warrant that the execution of all necessary resolutions and other prerequisites of corporate action have been


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duly performed so that the individual(s) executing this Agreement and related documents on behalf of Seller and Guarantor is duly authorized to bind Seller and Guarantor by his or her respective signature.

                  4.2. Small Business Concern. Seller and Guarantor, together with their "affiliates" (as that term is defined in Title 13, United States Code of Federal Regulations ss. 121.401), if any, is a "small business concern" within the meaning of ss. 121.802 of Title 13 of the United States Code of Federal Regulations. The information set forth in the Small Business Administration Form 480 and Form 652-D regarding the Seller and Guarantor is true, accurate and complete.

                  4.3. Capitalization. The authorized capital stock of the Seller is 100,000 shares of Common Stock par value $0.01 per share, of which 50,300 shares are or will be issued and outstanding immediately following Closing. The Seller has reserved sufficient shares of Common Stock for issuance upon exercise of the Warrants. All outstanding securities of the Seller were issued in compliance with applicable federal and state securities laws. Except as described above, there are no options, warrants, convertible securities, reserved shares or other rights to purchase any of the Seller's authorized and unissued capital stock.

                  4.4. Name. Seller and Guarantor warrant that neither Seller nor Guarantor has been known under or done business under any name other than the name used by Seller and Guarantor, respectively, in executing this Agreement and related documents, except that Guarantor has done business under the name "HLM of North Carolina, P.C." in the state of North Carolina and under the name "HLM of Oregon, Architecture and Planning, P.C." in the state of Oregon. Seller and Guarantor agree to give Purchasers at least fifteen (15) days prior written notice before Seller or Guarantor begin using any name other than those used in executing this Agreement and related documents.

                  4.5. Chief Executive Office. Seller warrants that Seller's chief executive office is located at Suite 2950, 121 West Trade Street, Charlotte, North Carolina 28202. Guarantor warrants that Guarantor's chief executive office is located at Suite 2950, 121 West Trade Street, Charlotte, North Carolina 28202. Neither Seller nor Guarantor shall move their chief executive offices from their respective addresses without providing Purchasers with at least 30 days prior written notice.

                  4.6. No Subsidiaries. Seller and Guarantor warrant that neither Seller nor Guarantor presently has any subsidiaries or owns or controls, directly or indirectly, any other equity interests in any corporation, association, partnership or other business entity, except for HLM of North Carolina, P.C., a North Carolina corporation, and HLM of Oregon, Architecture and Planning, P.C., an Oregon corporation, which are affiliates of the Seller due to management and service agreements that have been, or are anticipated to be, entered into between the Seller and such corporations.

                  4.7. Corporate Records. Seller and Guarantor covenant to maintain corporate minute books and stock ledgers current and complete in all material respects and agree (a) to allow Purchasers to inspect the same at any time; and (b) to make their representatives available to


                                     - 7 -

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 Purchasers to discuss such records and any other matters regarding Seller's or
Guarantor's business or financial condition as Purchasers may request.

                  4.8. Board of Directors' Designee. So long as the Secured Indebtedness is outstanding two (2) designees of Purchasers shall be elected to the Board of Directors of Seller, which Board of Directors shall consist of no more than five (5) members without the prior approval of such two (2) designees, and, in addition, a representative of the Purchasers shall be entitled to attend all board of directors and shareholders meetings of Guarantor. Through May, 1999, and so long as the Secured Indebtedness is outstanding, the Board of Directors of Seller shall schedule and hold monthly telephonic board meetings, provided that, at least once every quarter, the Board of Directors shall schedule and hold a duly-convened board meeting at which all directors of Seller shall be invited to attend in person, which meeting shall be held at the principal office of Seller or such other location as approved by the Purchasers. The corporate documents of Seller and Guarantor shall be amended as necessary to assure compliance with the foregoing sentence. Seller and Guarantor shall provide Purchasers with notice of any such meetings at the same time and in the same manner as given to shareholders and statutory directors, and shall provide such designees and representative of Purchasers with all documents and reports associated therewith. Purchasers, Seller and Guarantor agree that a breach by Seller or Guarantor of any of the provisions of this paragraph will cause irreparable damage to Purchasers incapable of precise valuation. Therefore, in the event of such breach, Purchasers, in addition to any other remedy available to it at law or in equity, shall be entitled to a specific performance order by a court of competent jurisdiction ordering Guarantor or Seller, as the case may be, to specifically perform in accordance with the provisions of this paragraph. The existence of any claim or cause of action asserted by Guarantor or Seller against Purchasers, whether arising from this Agreement or otherwise, shall not constitute a defense to the enforcement of this Agreement by Purchasers, nor of any Purchaser's right to obtain an injunction against Seller or Guarantor, as the case may be, for the violation of this covenant. In the event Seller or Guarantor breaches this paragraph and Purchasers must enforce any of the rights herein granted through an attorney, then Seller and Guarantor shall be liable for any and all reasonable attorneys' fees, expenses and court costs incurred in connection with the enforcement of each Purchaser's rights with respect to this paragraph.

                  4.9. ERISA. Seller and Guarantor have not incurred and shall not incur a material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and have not incurred any material liability to the Pension Benefit Guaranty Corporation established under ERISA (or any successor thereto under ERISA) in connection with any retirement plan, and no reportable event has occurred and is continuing or shall occur with respect to any such plans.


                  4.10. Books and Records. Seller and Guarantor covenant to maintain financial books and records in accordance with generally accepted accounting principles, consistently applied ("GAAP"), and to allow Purchasers to inspect such records and to discuss such records with representatives of Seller or Guarantor at any reasonable time.

                  4.11. Tax Matters. Each of Seller and Guarantor: (i) has timely filed all tax returns that are required to have been or to be filed by them with all appropriate federal, state, county and

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 local governmental agencies, and will continue to do so throughout the term of this Agreement; (ii) has timely paid all taxes owed by them, including those for which they are obligated to withhold amounts owing to any employee (including without limitation social security taxes), creditor or third party except such taxes as are being contested in good faith and by proper proceedings, as to which adequate reserves are maintained on the books of Seller or Guarantor, as appropriate, in accordance with GAAP, and will continue to do so throughout the term of this Agreement, and (iii) has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency. The assessment of any additional taxes for periods for which returns have been filed is not expected to exceed the recorded liability therefor, and, to the best of the Seller's and Guarantor's knowledge, there are no material unresolved questions or claims concerning the Seller's or Guarantor's tax liability. Seller's and Guarantor's tax returns have not been reviewed or audited by any federal, state, local or county taxing authority. There is no pending dispute with any taxing authority relating to any of said returns which, if determined adversely to Seller or Guarantor, as applicable, would result in the assertion by any taxing authority of any valid deficiency in any material amount for taxes.

                  4.12. Disclosure of Litigation. Except as disclosed in
Schedule 4.12 hereto, Seller and Guarantor warrant that neither the Seller nor Guarantor is presently a party to any pending litigation, arbitration or administrative proceeding involving any relief, or to their knowledge the subject of any investigation; that there is no litigation, arbitration or administrative proceeding or investigation either threatened or, to their knowledge likely to be instituted, in which Seller or Guarantor or any of their property or assets will be a party; that neither Seller nor Guarantor is subject to any outstanding court or administrative order; and that, to the best of Seller's and Guarantor's knowledge, information and belief, no facts exist which give rise to claims by third parties against Seller or Guarantor which have not yet been asserted. Seller and Guarantor covenant to give Purchasers prompt written notice of any litigation, arbitration, administrative proceeding or investigation that may hereafter be instituted or threatened in which Seller or Guarantor would be a party, whether or not Seller's or Guarantor's liability under such proceeding would be covered by insurance.

                  4.13. Assistance in Litigation. Seller and Guarantor covenant, upon request, to cooperate with Purchasers in any proceeding in which Seller or Guarantor is not an adverse party to Purchasers and which concerns Purchasers' rights regarding the Secured Indebtedness or any collateral securing its payment.

                  4.14. Ownership of Patents, Licenses, Etc. Seller and Guarantor warrant that they own or have the right to use all licenses, permits, franchises, registrations, patents, copyrights, trademarks, tradenames or service marks, or the rights to use the foregoing, that are necessary for the continued operation of Seller's or Guarantor's businesses, respectively, without infringing upon or otherwise acting adversely to the right of any other person with respect thereto.

                  4.15. No Untrue or Misleading Representations. Seller and Guarantor warrant that no written information, exhibit or report furnished to Purchasers nor any written statement or representation made by Seller or Guarantor to Purchasers in connection with the Secured

                                     - 9 -


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Indebtedness contains any untrue statement of material fact or omits to state a material fact necessary to make the foregoing not misleading.

                  4.16. No Defaults Under Other Agreements. Seller and Guarantor warrant that, neither Seller nor Guarantor, nor, to the best of Seller's or Guarantor's knowledge, information, and belief, any other party thereto, is presently in default under or in breach of any contract or agreement which might be material to the financial condition or prospects of Seller or Guarantor, and no condition presently exists which, with the giving of notice, the passing of time, or both, would cause such a default or breach.

                  4.17. No Burdensome Agreements. Seller and Guarantor warrant that neither Seller nor Guarantor is a party to any contract or agreement or is subject to any contingent liability that does or may impair Seller's or Guarantor's ability to perform in all material respects under the terms of this Agreement and related documents. Guarantor further warrants that the execution and performance of this Agreement will not cause a default, acceleration or other event under any other contract or agreement to which Seller or Guarantor or any property of Seller or Guarantor is subject and will not result in the imposition of any charge, penalty, lien or other encumbrance against any of Seller's or Guarantor's property except in favor of Purchasers.

                  4.18. Legal and Binding Agreement. Seller and Guarantor warrant that the execution, delivery and performance of this Agreement and any other document necessary to effectuate this transaction will not violate any judicial or administrative order or governmental law or regulation, and that this Agreement is valid, binding and enforceable in every respect according to its terms, except as enforcement may be limited by bankruptcy laws and other laws affecting the rights of creditors generally and by principles of equity, whether asserted in a proceeding at law or in equity.

                  4.19. No Consent Required. Seller and Guarantor warrant that Seller's and Guarantor's execution, delivery and performance of this Agreement does not require the consent of or the giving of notice to any third party including, but not limited to, any other lender, governmental body or regulatory authority, except such consents as have been received as of the date of this Agreement.

                  4.20. Compliance with Law. Seller and Guarantor warrant that Seller's and Guarantor's business activities are conducted in compliance with all applicable laws and regulations, including environmental laws and regulations, and Seller and Guarantor covenant that such activities shall continue to be so conducted. In the event a governmental regulatory agency notifies Seller or Guarantor of any violation by Seller or Guarantor of any laws or regulations, Seller and Guarantor covenant to give prompt written notification of such violation to Purchasers. Seller and Guarantor represent and warrant that Seller's and Guarantor's operations are in compliance with all architectural and engineering licensing laws and regulations in each of the states in which they conduct business, and that Seller and Guarantor and their respective employees have the necessary licenses to conduct business as currently being conducted.

                  4.21.    Financial Statements.


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                           A. Warranties. Seller and Guarantor warrant that all
financial statements delivered to Purchasers in connection with the Secured Indebtedness have been prepared in accordance with GAAP, consistently applied, and are true, accurate and complete in every material respect. Without limiting the foregoing, Seller and Guarantor warrant that such financial statements disclose all known contingent liabilities as well as direct liabilities, to the extent required by GAAP. Seller and Guarantor acknowledge that Purchasers have advanced (or shall advance) the Secured Indebtedness in reliance upon such financial statements, and Seller and Guarantor warrant that no material adverse change has occurred in the financial condition of Seller or Guarantor as set forth in such financial statements. Seller and Guarantor further warrant that Seller and Guarantor have good and absolute title to the assets disclosed on Seller's and Guarantor's respective balance sheets disclosed to Purchasers, subject only to liens, security interests and other encumbrances securing liabilities listed thereon.

                           B. Absence of Changes. Since March 21, 1997: (a)
Seller and Guarantor have not entered into any transaction which was not in the ordinary course of business, (b) there has been no materially adverse change in the condition (financial or otherwise) or the business, property, assets or liabilities of Seller or the Guarantor other than changes in the ordinary course of business, none of which, individually or in the aggregate, has been materially adverse, (c) there has been no damage to, destruction of or loss of physical property (whether or not covered by insurance) materially adversely affecting the business or operations of Seller or Guarantor, (d) neither Seller nor Guarantor has declared or paid any dividend or made any distribution on its stock, or redeemed, purchased or otherwise acquired any of its stock, (e) neither Seller nor Guarantor has increased the compensation of any of its officers, or the rate of pay of its employees as a group, except as part of regular compensation increases in the ordinary course of business, (f) there has been no resignation or termination of employment of any key officer or employee of Seller or Guarantor, (g) there has not been any change, except in the ordinary course of business, in the contingent obligations of Seller and Guarantor, by way of guaranty, endorsement, indemnity, warranty or otherwise,
(h) to the best knowledge of Seller and Guarantor, there has been no other event or condition of any character pertaining to and materially adversely affecting the assets, business or property of Seller or Guarantor, except for such corporate filings and disbursements as may have been necessary to complete the Merger.



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                           C. Reporting Requirements.

                           Seller and Guarantor covenant to furnish to
Purchasers the following:

                                    (1) As soon as practicable after the end of
each fiscal year, and in any event within 90 days thereafter, balance sheets of Seller and Guarantor as of the end of such fiscal year, and the related statements of income and statements of cash flows for such year, prepared in accordance with GAAP, all in reasonable detail and, if requested by Purchasers, audited by an independent public accounting firm approved by Purchasers. Concurrently with the delivery of such financial statements, Seller and Guarantor shall provide a certificate of compliance by the chief financial officer of Seller and Guarantor, certifying that Seller and Guarantor are not in default under this Agreement or any of the loan documents relating to the transactions described herein, or any other agreement for borrowed money to which Seller or Guarantor may be a party, and that Seller and Guarantor are in compliance with all representations, warranties and covenants contained herein and in any of the related loan documents.

                                    (2) Not less than 30 days prior to the
beginning of each fiscal year, an annual business plan for the upcoming year with a monthly budget and a three-year strategic plan. Seller and Guarantor represent and warrant that the assumptions on which the projections will be prepared will be reasonably based on the facts known to Seller and Guarantor at the time the projections are prepared.

                                    (3) As soon as available, and in any event
not more than 30 days following the end of each fiscal month, unaudited financial statements of Seller and Guarantor, including balance sheet as of the end of such month and statement of income and statement of cash flows for such month and year-to-date.

                  4.22. Estoppel Letters. Seller and Guarantor covenant to provide Purchasers, within ten (10) business days after request, an estoppel letter stating (i) the balance of the Secured Indebtedness, (ii) to the best of Seller's and/or Guarantor's knowledge, whether Seller or Guarantor has any defenses to payment of the Secured Indebtedness, and (iii) the nature of any defenses to payment of the Secured Indebtedness. Such balance as presented for confirmation and the nonexistence of defenses shall be presumed if Seller and/or Guarantor fails to respond to such a request within the required period.

                  4.23. Default Certificates. Seller and Guarantor shall immediately notify Purchasers in the event of a default under this Agreement or any other credit agreement to which either of them is a party or in the event any governmental regulatory agency has notified Seller, Guarantor or any of their subsidiaries of any material violation of any laws or regulations.

                  4.24. Securities Filings. Seller and Guarantor shall provide Purchasers with copies of any reports filed by Seller or Guarantor with any governmental securities agency and copies of any communications with shareholders.

                  4.25. Management Contracts. Seller and Guarantor will provide Purchasers copies of all management contracts, consulting agreements and other similar agreements to which Seller or Guarantor is or hereafter becomes a party, together with any and all modifications or amendments thereof.

                  4.26. Employment and Consulting Contracts. Seller and Guarantor will provide Purchasers copies of all employment contracts, agreements with third parties who provide consulting services to Seller or Guarantor (other than third party consulting agreements with respect to architectural or engineering services provided for clients of Seller or Guarantor) and other similar agreements to which Seller or Guarantor is or hereafter becomes a party, in which the aggregate annual compensation payable to the subject employee or person is greater than $100,000.

                  4.27. Notice of Changes in Financial Condition and Defaults. Seller and Guarantor covenant to give Purchasers prompt written notice when it becomes aware of (i) the creation or discovery of any material additional contingent liability or the occurrence of any other material adverse change in the financial condition of Seller or Guarantor or, to their knowledge, any other person or entity presently or hereafter liable for payment of all or part of the Secured Indebtedness, and (ii) the occurrence of any event, or presence of any condition, which constitutes a default hereunder or which with the giving of notice, the passing of time, or both, would constitute a default. Seller and Guarantor represents that their respective fiscal years for financial reporting purposes ends on the last Friday in the month of April each year, and Seller and Guarantor covenant that they will not change their fiscal years without obtaining the prior written consent of Purchasers, which will not be unreasonably withheld.

                  4.28. Further Assurances. Seller and Guarantor acknowledge that each Purchaser is a Small Business Investment Company, licensed by the Small Business Administration under 13 CFR 107. Throughout the term of this Agreement, Seller and Guarantor covenant to execute such other assignments, security agreements, financing statements, and other documents that Purchasers may reasonably deem necessary in the ordinary course of business to further evidence the obligations provided for herein or to perfect, extend, or clarify Purchasers' rights in any property securing or intended to secure the Secured Indebtedness and to amend, modify or add to any provisions of this Agreement or any of the other Transaction Documents as may be necessary in order to comply with rules and regulations of the Small Business Administration applicable to Small Business Investment Companies.

                  4.29. Merger Transaction. Seller and Guarantor represent, warrant and covenant that (i) the Merger Transaction will be completed in compliance with all federal and state laws and regulations, (ii) no misrepresentations were made and there were no omissions to state any material fact or facts in soliciting the necessary shareholder votes for approval of the Merger Transaction according to the terms set forth in the Merger Agreement, and
(iii) the approval of the Merger Transaction by the Hansen Lind ESOP and respective shareholders was conducted in compliance with all federal and state laws and regulations including ERISA.


                  4.30. Solvency. Seller and Guarantor represent that neither Seller nor Guarantor is insolvent and that Seller's and Guarantor's execution hereof and the Transaction Documents does not render Seller or Guarantor insolvent, either before or after the consummation of the Merger, for the purpose of state or federal fraudulent transfer laws, other avoidance laws, laws regarding corporate distributions or any other law.

                  4.31. Negative Covenants. Without Purchasers' prior written consent, neither Seller nor Guarantor shall do any of the following:

                           A. Other Debt. Incur, create, assume or permit to
exist any indebtedness for borrowed money except:

                           (i) Indebtedness to Purchasers pursuant to the Pacific Note and the Equitas Note.

                           (ii) Seller's indebtedness to First Charter Bank which shall not exceed $1,000,000.00 at any time, which indebtedness is guaranteed by Guarantor, which guarantee is secured by the accounts of Guarantor.

                           (iii) Debts existing as of the execution hereof and disclosed in the financial statements delivered to Purchasers, provided that (a) Guarantor's indebtedness to First Charter Bank shall not exceed $500,000, and (b) any and all of Guarantor's indebtedness to Firstar shall be paid in full at Closing and refinanced pursuant to a sale-leaseback arrangement between Berthel Leasing and Guarantor, which lease obligations to Berthel Leasing shall not exceed $2,800,000 and shall reduce according to the terms of said Lease Agreement between Guarantor and Berthel Leasing dated May 29, 1997 (the "Berthel Lease Agreement") with an applicable monthly lease payment of no more than $65,000 per month for a period of no more than five (5) years.

                           (iv) Indebtedness of Guarantor to Seller pursuant to Affiliate Note.

                           (v) Unsecured debts on open account incurred in the ordinary course of business.

                           (v) Normal and recurring management fees due and payable between the Guarantor and the Seller pursuant to management and service agreements which have been collaterally assigned to the Purchasers.



                           B. Reorganization; Acquisition. Enter into any
agreement to merge, consolidate, liquidate, dissolve or otherwise reorganize or recapitalize, or become the subject of any change of control.

                           C. Affiliate Contracts and Transactions. Enter into
or permit to exist any management, consulting or other contract with any director, shareholder, or officer of Seller or Guarantor, or any affiliate thereof, or engage in any transaction with any affiliate or related party.

                           D. Compensation. Increase (except for cost of living
adjustments made in the ordinary course of business) the compensation payable to Joe Harris or Vernon Brannon.

                           E. Disposition of Assets. Sell, lease, or otherwise
transfer any of its assets other than in the ordinary course of business.

                           F. Distributions. Declare or pay a distribution or
dividend (of cash or other property) with respect to Seller's or Guarantor's capital stock.

                           G. Encumbrances. Incur, create or permit to exist any
encumbrance on any of Seller's or Guarantor's assets, except for Permitted Encumbrances. As used herein, "Permitted Encumbrances" shall mean liens arising by operation of law evidencing accounts not past due, including ad valorem tax liens and artisan liens, and purchase money security interests, and with respect to the Seller and Guarantor the lien in favor of Purchasers created pursuant to this Agreement and the Transaction Documents and with respect to Guarantor, (i) that certain security interest in the personal property of Guarantor granted to Berthel Leasing pursuant to the sale-leaseback arrangement between Guarantor and Berthel Leasing pursuant to the Berthel Lease Agreement and (ii) that certain security interest in the accounts of Guarantor granted to First Charter Bank securing Guarantor's guarantee of the $1,000,000 of indebtedness of Seller to First Charter Bank and securing Guarantor's $500,000 of permitted direct indebtedness to First Charter Bank, which liens and security interests, as applicable, shall be released following the termination of said lease and loan facilities, respectively.

                           H. Stock Transactions. Issue, redeem or agree to
redeem any stock, warrants or debt securities convertible into stock except as contemplated herein.

                           I. Change of Business. Engage in any business other
than that in which it is presently engaged.

                           J. Corporate Amendments. Amend its corporate Articles
of Incorporation/Charter or By-Laws except for amendments which could not have an adverse effect on Purchasers.

                           K. Guaranties. Guarantee any obligations of any other
business or individual, including any subsidiary, except through the endorsement of items tendered to Seller or Guarantor as payment in the ordinary course of business, provided that, Guarantor shall be permitted to guarantee the obligations of Seller to First Charter Bank in amount not to exceed $1,000,000, which guarantee shall be secured by the accounts of Guarantor.

                           L. Loans; Letters of Credit. Make any loan or provide
for the issuance of letter of credit to any party, except for the granting of unsecured trade credit, employee advances

(not to exceed $7,500 per employee) and the issuance of letters of credit to suppliers, all in the ordinary course of Seller's or Guarantor's business, as the case may be.

                           M. Action Outside Ordinary Course. Take any other
action outside the ordinary course of its business.

                           N. Rental Commitments. Incur any rental commitment,
if after such incurrence, the total minimum required rental commitments (including equipment leases, real property leases and any and all other forms of rental expense) of Seller and Guarantor on a consolidated basis for the twelve
(12) month period after such incurrence would be in excess of $3,100,000.

                  4.32. Access to Records, Premises. Purchasers shall have the right to inspect, during normal business hours, Seller's and Guarantor's books and accounts and premises and to discuss the business of Seller and Guarantor with its respective officers, employees and accountants at any reasonable time.

                  4.33. Change in Management. At the option of the Purchasers, the Secured Indebtedness shall become immediately due and payable if Vernon Brannon or Joe Harris shall cease to remain active on a full-time basis in the management of the Seller and Guarantor and if the Seller and Guarantor fail to locate a replacement reasonably suitable to the Purchasers within ninety (90) days thereafter.

                  4.34. Debt Service Coverage. Seller and Guarantor shall attain and maintain on a consolidated basis and determined in accordance with GAAP, as measured as of the end of each fiscal quarter, a Debt Service Coverage Ratio greater than 1.50 to 1.00. For purposes hereof, "Debt Service Coverage Ratio" means, as of the date of determination, that ratio calculated by dividing (i) the sum of EBITDA plus capital lease expenses, all computed for the immediately preceding twelve (12) fiscal month period, by (ii) the sum of interest, current maturities of debt, capital lease expenses, all computed for the immediately preceding six (6) month period and scheduled for the immediately following six
(6) month period. "EBITDA" means, at the date of determination, net revenue less all operating expenses, excluding depreciation, amortization, interest income, interest expenses, lease payments of Guarantor under the Berthel Lease Agreement, and income taxes, all computed for the immediately preceding twelve
(12) fiscal month period. The term "capital lease expenses" as used herein does not include lease payments of Guarantor under the Berthel Lease Agreement. Within thirty (30) days following each fiscal quarter, Seller and Guarantor shall deliver a certificate to each Purchaser certifying as to Seller's and Guarantor's compliance with the Debt Service Coverage Ratio set forth herein and providing a detailed calculation of the same, which certificate shall be executed by the President or Chief Financial Officer of both Seller and Guarantor.


                  4.35. Personal Guaranties. Upon the occurrence of an event of default pursuant to Subsection 5.1(M) herein, the Harris Guaranty and Brannon Guaranty, which were delivered at Closing, shall automatically and immediately take full force and effect and be fully enforceable by Purchasers against either or both Harris and Brannon, jointly and severally, until the Secured Indebtedness is paid in full.

                  4.36. Insurance. Seller and Guarantor shall maintain insurance, in form, amounts, and with companies in all respects satisfactory to Purchasers, and in accordance with customary practices in Seller's and Guarantor's field of enterprise. Purchasers shall be designated as additional insureds under the terms of the policies evidencing such insurance. Seller and Guarantor each agree to provide and maintain commercially available policies of professional liability insurance, satisfactory to Purchasers, as shall be necessary to insure Seller and Guarantor and their employees against damages or claims for damages which may arise from the rendering, or failure to render, professional services, by any employee of Seller or Guarantor, or by any other person for whose acts or omissions Seller or Guarantor are responsible.. The amounts and extent of such professional liability insurance coverage shall be in such form and such amounts as are satisfactory to Purchasers and in no event less than $2,000,000 per occurrence and $2,000,000 in the aggregate, with a deductible or retention of no more than $200,000 per year. Seller and Guarantor shall, upon the request of Purchasers, provide evidence of such insurance coverage meeting the foregoing minimum requirements and naming Purchasers as additional insureds (if permitted under such policy), and shall notify Purchasers in writing, at least thirty (30) days in advance of any material adverse change to, or cancellation of, such coverage, and direct such insurance companies to do the same.

                  4.37. Expenses. Upon demand, Seller will advance to Purchasers or, at Purchasers' option, reimburse Purchasers for, the following expenses:

                           A. Taxes. All taxes that Purchasers may be required
to pay because of the Secured Indebtedness or because of Purchasers' interest in any property securing the payment of the Secured Indebtedness (except federal or state taxes payable on Purchasers' income);

                           B. Administration. All expenses that Purchasers may
reasonably incur in connection with the preparation, execution, administration or enforcement of this Agreement or of any other document pertaining to the Secured Indebtedness;

                           C. Protection of Collateral. All reasonable costs of
preserving, insuring, preparing for sale (whether by improvement, repair or otherwise) or selling any collateral securing the Secured Indebtedness.

                           D. Other Expenses. All reasonable costs of preparing
for closing, and closing this transaction, whether or not this transaction is actually closed, and all reasonable travel and out-of-pocket expenses necessary for Purchasers' visits to Seller's or Guarantor's facilities in the event Seller or Guarantor is in default or Purchasers reasonably expects or anticipates Seller or Guarantor to be in default under this Agreement or any other agreement between Seller and Purchasers, and all reasonable out-of-pocket expenses, including travel, lodging and food expenses, incurred by Purchasers or its designees or representative for attending Directors' and Shareholders' meetings.

                           E. Costs of Collection. All court costs and other
reasonable costs of collecting any debt or other obligation included in the Secured Indebtedness;

                           F. Litigation. All reasonable costs arising from any
litigation, investigation, or administrative proceeding (whether or not any Purchaser is a party thereto) that any Purchaser may incur as a result of the Secured Indebtedness or as a result of any Purchaser's association with Seller or Guarantor including, but not limited to, expenses incurred by any Purchaser in connection with a case or proceeding involving Seller or Guarantor under any chapter of the Bankruptcy Code or any successor statute thereto;

                           G. Attorneys' Fees. Reasonable attorneys' fees and
expenses incurred in connection with any of the foregoing, including search and recording fees.

If any Purchaser pays any of the foregoing expenses, they shall become a part of the Secured Indebtedness and shall bear interest at the highest rate applicable to the Secured Indebtedness from time to time. This Section shall remain in full effect regardless of the full payment of the Secured Indebtedness, the purported termination of this Agreement, the delivery of the executed original of this Agreement to Seller, or the content or accuracy of any representation made by Seller or Guarantor to Purchasers; provided, however, Purchasers may terminate this Section by executing and delivering to Seller a written instrument of termination specifically referring to this Section.

                  4.38. Recitals. Seller and Guarantor warrant and agree that the recitals set forth at the beginning of this Agreement are true.

                  4.39. No Default. Seller and Guarantor warrants that, as of the execution of this Agreement, no default exists hereunder and no condition exists which, with the giving of notice, the passing of time, or both, would constitute such a default.

                  4.40. Post Closing Items. Within forty-five (45) days following Closing, (i) Seller and Guarantor agree to take such actions, and execute such documents, as are requested by Purchasers to amend and modify the Related Company Management Agreements and to enter into a similar management agreement with HLM of Oregon, Architecture and Planning, P.C., which are in form and substance satisfactory to Purchasers, and (ii) Seller agrees to enter into, and to cause Bill Blalock, Vernon Brannon and Joe Harris to enter into, and to encourage such other existing shareholders of Seller to enter into, a shareholders' agreement by, between and with, Seller, Purchasers, Shannon LeRoy, Clay Caroland, Bill Blalock, Vernon Brannon and Joe Harris (or their respective permitted successors and assigns), which is in form and substance satisfactory to Purchasers and which provides customary minority interest protections and rights to the holders of the Warrants immediately upon the exercise thereof as referenced in said Warrants. Any and all amendments or modifications proposed by Seller or Guarantor with respect to any of the documents specified in the foregoing sentence shall be subject to Purchaser's prior written approval.

                                   V. DEFAULT

                  5.1. Default Defined. The occurrence of any one or more of the following events shall constitute a default under this Agreement:

                           A. Monetary Default. The failure of Seller to timely
pay any amount due Purchasers under the Secured Indebtedness, provided that such failure is not cured within five (5) days after the due dates of any such payments.

                           B. Breach of Covenant. The failure of Seller,
Guarantor or any other party to perform or observe any obligation or covenant made with respect to the Secured Indebtedness.

                           C. Breach of Warranty. Purchasers' discovery that any
representation or warranty in connection with this Agreement or the Secured Indebtedness is materially false.

                           D. Default Under Other Document. The occurrence of a
default under the terms of any document evidencing, securing, or otherwise pertaining to the Secured Indebtedness, including the Transaction Documents.

                           E. Voluntary Bankruptcy. The institution of
proceedings by Seller, Guarantor or any other person primarily or secondarily liable with respect to the Secured Indebtedness under any state insolvency law or under any federal bankruptcy law.

                           F. Involuntary Bankruptcy. The institution of
involuntary proceedings against Seller, Guarantor or any other person primarily or secondarily liable with respect to the Secured Indebtedness under any state insolvency law or under any federal bankruptcy law, provided that Seller or Guarantor shall have sixty (60) days from the date proceedings are instituted against Seller or Guarantor, as the case may be, in which to cure said default.

                           G. Failure to Pay Debts. Seller or Guarantor becoming
insolvent or generally failing to pay its debts as they become due.

                           H. Misrepresentation. The existence of a material
misrepresentation of financial condition in any oral or written statement made to Purchasers by Seller, Guarantor or any other person or entity primarily or secondarily liable with respect to the Secured Indebtedness.

                           I. Criminal Proceedings. The instigation of legal
proceedings against Seller or Guarantor for the violation of a criminal statute that could have a material adverse effect on the Seller or Guarantor.


                           J. Attachment. The issuance of an attachment against
property of Seller or Guarantor unless removed, by bond or otherwise, within ten
(10) days.

                           K. Liquidation. Seller's or Guarantor's liquidation
or cessation of business.

                           L. Financial Deterioration. A material adverse change
shall occur in Seller's or Guarantor's financial condition as determined by Purchasers in their own discretion.

                           M. Default under Harris Noncompete or Brannon
Noncompete. The occurrence of an event of default under either the Harris Noncompete or the Brannon Noncompete.

                  With respect to any default described above that is capable of being cured and that does not already provide its own cure procedure or period (a "Curable Default"), the occurrence of such Curable Default shall not constitute an event of default hereunder if such Curable Default is fully cured and/or corrected within thirty (30) days (ten (10) days if such Curable Default may be cured by payment of a sum of money) after written notice thereof to Seller and Guarantor given in accordance with the provisions hereof; provided, however, that this provision shall not require notice (written or otherwise) to Seller and Guarantor and an opportunity to cure any Curable Default of which an officer of Seller or Guarantor had actual knowledge for the requisite number of days set forth above.

                  5.2. Cross Default. If the holder of any other indebtedness or lease obligation in excess of $50,000 owed by Seller or Guarantor declares a default related to such other indebtedness or lease obligation, or if an event of default occurs with respect to any indebtedness or lease obligation of Seller or Guarantor to either Berthel Leasing, First Charter or their permitted successors or assigns, whether or not such indebtedness or lease obligation is accelerated, such default shall immediately constitute a default under this Agreement.

                  5.3. Remedies Upon Default. Upon default, Purchasers may exercise any right that they may have under any document evidencing or securing the Secured Indebtedness or otherwise available to Purchasers at law or equity.

                  5.4. Attorney-in-Fact. Seller and Guarantor hereby irrevocably appoints each Purchaser as Seller's and Guarantor's attorney-in-fact to take any action to facilitate Purchaser's exercise of its remedies hereunder following the occurrence of a default and the lapse of any applicable cure period.

                  5.5. Application of Proceeds. All amounts received by Purchasers for Seller's account by exercise of its remedies hereunder shall be applied as follows: First, to the payment of all expenses incurred by Purchasers in exercising its rights hereunder, including attorney's fees, and any other expenses due Purchasers from Seller; Second, to the payment of all interest included in the Secured Indebtedness, in such order as Purchasers may elect; Third, to the payment of all principal included in the Secured Indebtedness, in such order as Purchasers may elect; and Fourth, surplus to Seller or other party entitled thereto.

                             VI. GENERAL PROVISIONS

                  6.1. Consent to Jurisdiction. Seller and Guarantor hereby irrevocably consent to the jurisdiction of the United States District Court for the Middle District of Tennessee and of all Tennessee state courts sitting in Davidson County, Tennessee, for the purpose of any litigation to which any Purchaser may be a party and which concerns this Agreement or the Secured Indebtedness. It is further agreed that venue for any such action shall lie exclusively with courts sitting in Davidson County, Tennessee, unless Purchasers agree to the contrary in writing.

                  6.2. Not Partners; No Third Party Beneficiaries. Nothing contained herein or in any related document shall be deemed to render any Purchaser a partner or venturer of Seller or Guarantor for any purpose. This Agreement has been executed for the sole benefit of Purchasers, and no third party is authorized to rely upon Purchaser's rights hereunder or to rely upon an assumption that Purchasers have or will exercise their rights under this Agreement or under any document referred to herein.

                  6.3. Indemnification. Seller and Guarantor each agrees to jointly and severally indemnify, defend (with counsel satisfactory to Purchasers) and hold Purchasers harmless against any loss, liability, claim or expense, including reasonable attorneys' fees, that Purchasers may incur as a result of any investigation or court or administrative proceeding involving Purchasers' investment in and credit relationship with Seller or Guarantor, except those resulting from Purchasers' gross negligence or willful misconduct.

                  6.4. Maximum Rate. It is the intention of Seller, Guarantor and Purchasers to conform strictly to all laws applicable to Purchasers that govern or limit the interest and loan charges that may be charged in respect of the indebtedness evidenced hereby. Anything in any of the documents evidencing, securing, or otherwise pertaining to the Secured Indebtedness to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the loan evidenced hereby, demand for repayment of the unpaid balance of the indebtedness evidenced hereby or otherwise, shall the interest and loan charges agreed to be paid to Purchasers for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible pursuant to applicable law.

                  6.5. Counterparts. This Agreement may be executed in several counterparts and all such counterparts so executed shall constitute one agreement binding on all the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart.

                  6.6. No Marshaling of Assets. Purchasers may proceed against collateral securing the Secured Indebtedness and against parties liable therefor in such order as it may elect, and neither Seller nor any surety or guarantor for Seller nor any creditor of Seller shall be entitled to require Purchasers to marshal assets. The benefit of any rule of law or equity to the contrary is hereby expressly waived.

                  6.7. Impairment of Collateral. Purchasers may, in their sole discretion, release any collateral securing the Secured Indebtedness or release any party liable therefor. The defenses of impairment of collateral and impairment of recourse and any requirement of diligence on Purchasers' part in collecting the Secured Indebtedness are hereby waived by Seller and Guarantor.

                  6.8. Business Days. If any payment date under the Secured Indebtedness falls on a day that is not a business day of Purchasers, or if the last day of any notice period falls on such a day, the payment shall be due and the notice period shall end on the next succeeding Purchaser business day.

                  6.9. Notices. Any communications concerning this Agreement or the credit described herein shall be addressed as follows:

                           As to Seller:

                           HLM Design, Inc.
                           Suite 2950
                           121 West Trade Street
                           Charlotte, NC 28202
                           Attention: Vernon Brannon

                           As to Guarantor:

                           Hansen Lind Meyer Inc.
                           Suite 2950
                           121 West Trade Street
                           Charlotte, NC 28202
                           Attention: Vernon Brannon

                           BBH Corp.
                           Suite 2950
                           121 West Trade Street
                           Charlotte, NC 28202
                           Attention: Vernon Brannon


                           With a copy to:

                           Underwood Kinsey Warren & Tucker PA
                           Charlotte Plaza Building
                           Suite 2020
                           201 South College Street
                           Charlotte, NC 28244-2020
                           Attention: Shirley Linn

                           As to Purchasers:

                           Pacific Capital, L.P.
                           Suite 1070
                           3100 West End Avenue
                           Nashville, Tennessee 37203
                           Attention: Clay R. Caroland III

                           Equitas, L.P.
                           2000 Glen Echo Road
                           Suite 101
                           Nashville, Tennessee 37215
                           Attn: Shannon LeRoy

                           With a copy to:

                           Boult, Cummings, Conners & Berry, PLC
                           414 Union Street
                           Suite 1600
                           Nashville, Tennessee 37219
                           Attention: John W. Titus

Communications to be given hereunder shall be effective when set forth in writing and delivered to the addresses stated above. Any party may change its address for receipt of notices by submitting the change in writing to the other party.

                  6.10. No Reliance on Purchaser's Analysis. Seller and Guarantor acknowledge and represents that, in connection with the Secured Indebtedness, they have not relied upon any financial projection, budget, assessment or other analysis by Purchasers or upon any representation by Purchaser as to the risks, benefits or prospects of their business activities or present or future capital needs incidental thereto, all such considerations having been examined fully and independently by Seller and Guarantor.

                  6.11. Survival of Representations, Warranties and Covenants. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and all of the Transaction Documents and shall continue in full force and effect until the Secured Indebtedness is irrevocably repaid in full.

                  6.12. Incorporation of Exhibits. All Exhibits referred to in this Agreement are incorporated herein by this reference.

                  6.13. Indulgence Not Waiver. Purchasers' indulgence in the existence of a default hereunder or any other departure from the terms of this Agreement shall not prejudice Purchasers' rights to declare a default or otherwise demand strict compliance with this Agreement.

                  6.14. Cumulative Remedies. The remedies provided Purchasers in this Agreement are not exclusive of any other remedies that may be available to Purchasers under any other document or at law or equity.

                  6.15. Amendment and Waiver in Writing. No provision of this Agreement can be amended or waived, except by a statement in writing signed by the party against which enforcement of the amendment or waiver is sought.

                  6.16. Assignment. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Seller, Guarantor and Purchasers, except that Seller and Guarantor shall not assign any rights or delegate any obligations arising hereunder without the prior written consent of Purchasers. Any attempted assignment or delegation by Seller or Guarantor without the required prior consent shall be void.

                  6.17. Entire Agreement. This Agreement and the other written agreements between Seller and Purchaser or Seller and Guarantor represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein. Provided, if there is a conflict between this Agreement and any other document executed contemporaneously herewith with respect to the Secured Indebtedness, the provision most favorable to Purchasers shall control.

                  6.18. Jury Trial. PURCHASERS, SELLER AND GUARANTOR EACH WAIVE THEIR RIGHT TO JURY TRIAL IN ANY MATTER RELATED TO THE SECURED INDEBTEDNESS OR STOCK PURCHASE WARRANT. PURCHASERS, SELLER AND GUARANTOR AGREE THAT THIS WAIVER IS KNOWINGLY AND VOLUNTARILY GIVEN FOLLOWING CONSULTATION WITH THEIR RESPECTIVE LEGAL COUNSEL.

                  6.19. Severability. Should any provision of this Agreement be invalid or unenforceable for any reason, the remaining provisions hereof shall remain in full effect.

                  6.20. Time of Essence. Time is of the essence of this Agreement, and all dates and time periods specified herein shall be strictly observed, except that Purchasers may permit specific deviations therefrom by its written consent.


                  6.21. Applicable Law. The validity, construction and enforcement of this Agreement and all other documents executed with respect to the Secured Indebtedness shall be determined according to the laws of Tennessee applicable to contracts executed and performed entirely within that state, in which state this Agreement has been executed and delivered, in which state Purchaser resides and in which state payments hereunder will be made.

                  6.22. Gender and Number. Words used herein indicating gender or number shall be read as context may require.

                  6.23. Captions Not Controlling. Captions and headings have been included in this Agreement for the convenience of the parties, and shall not be construed as affecting the content of the respective paragraphs.

                  IN WITNESS WHEREOF, this Note Purchase Agreement has been executed as of the date first written above.

                                  THE UNDERSIGNED ACKNOWLEDGE
                                  A THOROUGH UNDERSTANDING OF
                                  THE TERMS OF THIS AGREEMENT
                                  AND AGREE TO BE BOUND
                                  THEREBY:

                                  SELLER:

                                  HLM DESIGN, INC.


                                  By: /s/ Joseph M. Harris

                                  Title: President


                                  GUARANTOR:

                                  BBH CORP.


                                  By: /s/ Joseph M. Harris

                                  Title: President


                                  HANSEN LIND MEYER INC.


                                  By: /s/ Joseph M. Harris

                                  Title: President

            (continuation of Note Purchase Agreement signature page)


                                  PURCHASERS:

                                  PACIFIC CAPITAL, L.P.

                                  By:     Pacific Capital Corporation
                                  Its:    General Partner


                                  By: /s/ J. Larry Williams

                                  Title: Secretary-Treasurer


                                  EQUITAS, L.P.

                                  By:     Tennessee Business Investments, Inc.
                                  Its:    General Partner


                                  By: /s/ Shannon LeRoy

                                  Title: President

                              EXHIBITS A-1 and A-2

                [see copies of promissory notes attached hereto]

                                    EXHIBIT B

                            [attach copy of warrant]